UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

DIVERSIFIED RESTAURANT HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIVERSIFIED RESTAURANT HOLDINGS, INC. 27680 Franklin Road Southfield, Michigan 48034 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2013

To our Stockholders:

The Annual Meeting of Stockholders of Diversified Restaurant Holdings, Inc. (the “Company”) will be held at the Company’s Detroit Buffalo Wild Wings restaurant, which is located at 1218 Randolph, Detroit, Michigan 48226, on Thursday, June 6, 2013, at 5:30 p.m., EDT, for the following purposes:

(i)	To elect a slate of seven directors for terms to expire at the 2014 Annual Meeting of stockholders;

(ii)	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013;

(iii)	To hold an advisory vote to approve the compensation of our named executive officers disclosed in this Proxy Statement;

(iv)	To hold an advisory vote on the frequency of advisory approval of the compensation of our named executive officers; and

(v)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed April 30, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

We have enclosed the Company’s Proxy Statement and form of proxy card in connection with this proxy solicitation.  We have also enclosed the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012, which contains financial and other information concerning the Company.  The Proxy Statement and Annual Report are also available at the Company’s website, www.diversifiedrestaurantholdings.com.   All Securities and Exchange Commission filings by the Company are available at the Company’s website, or through www.sec.gov.

IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE, STAMP, AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

/s/ Ioana M. Ben-Ezra
Ioana M. Ben-Ezra
Secretary
[May 6, 2013]
Southfield, Michigan

Diversified Restaurant Holdings, Inc.

__________________

Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 6, 2013

__________________

___________________________
*To be voted on at the meeting

DIVERSIFIED RESTAURANT HOLDINGS, INC.
27680 Franklin Road
Southfield, Michigan 48034

PROXY STATEMENT
For the Annual Meeting of Stockholders
To be held on June 6, 2013

This Proxy Statement (“Proxy Statement”) is furnished by and on behalf of the Board of Directors (the “Board”) of Diversified Restaurant Holdings, Inc. (“we,” “our,” “us,” the “Company,” or “DRH”) in connection with the solicitation of proxies for use at the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 5:30 p.m., EDT, Thursday, June 6, 2013, at the Company’s Detroit Buffalo Wild Wings restaurant, which is located at 1218 Randolph, Detroit, Michigan 48226, and at any adjournments thereof.  Distribution of this Proxy Statement and the accompanying form of proxy is scheduled to begin on or about May 6, 2013.

THE BOARD URGES YOU TO COMPLETE, SIGN, DATE, STAMP, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED ENVELOPE.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the meeting. These matters include the election of directors, ratification of the selection of our independent registered public accounting firm, an advisory vote to approve the compensation of our named executive officers, and an advisory vote on the frequency of advisory approval of the compensation of our named executive officers.

Please read this Proxy Statement carefully. You should consider the information contained in this Proxy Statement when deciding how to vote your shares.

Who is entitled to vote?

The Board has set April 30, 2013 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on the record date, April 30, 2013, you are entitled to receive notice of the meeting and to vote your shares at the meeting. Holders of the Company’s common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Registrar and Transfer Company, you are a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by the broker, bank, trust or other nominee.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What is a proxy?

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board the authority to vote your shares.

How many shares must be present to hold the Annual Meeting?

At least a majority of the shares of our common stock outstanding on the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•  you are present and vote in person at the meeting; or

•  you have properly submitted a proxy by mail.

As of the record date, [25,019,525] shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can either attend the meeting or give a proxy to be voted at the meeting by completing, signing, dating, stamping, and mailing the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.

If the shares you own are held in street name, your broker, bank, trust or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank, trust or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank, trust or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a stockholder of record and you attend the Annual Meeting, you may vote in person at the meeting. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting. If you have questions about attending or would like directions to the Annual Meeting, please write to the Secretary, Diversified Restaurant Holdings, Inc., 27680 Franklin Road, Southfield, Michigan 48034 or call 248-223-9160.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card and do not specify how you want to vote your shares, the proxies will vote your shares:

•	FOR election of all of the nominees for director;

•	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2013;

•	FOR the advisory approval of the compensation of our named executive officers disclosed in this Proxy Statement;

•	FOR “One Year” with regard to the advisory vote on the frequency of advisory approval of the compensation of our named executive officers; and

•	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the Annual Meeting.

Can I change my proxy after submitting my proxy?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by mail, by voting in person at the Annual Meeting, or by delivering to our Secretary a written notice of revocation. Attending the Annual Meeting will not revoke your proxy unless you specifically request to revoke it.

What is the vote required to approve each matter?

Election of Directors. The affirmative vote of a plurality of the votes, representing our common stock, cast at the Annual Meeting is required for nominees to be elected as directors, meaning the seven directors receiving the highest number of votes will be elected.  Abstentions and broker non-votes will not be counted as shares voted on this matter.

Independent Registered Public Accounting Firm. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm.  Abstentions and broker non-votes will not be counted as shares voted on this matter.

Advisory approval of compensation of our named executive officers. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Advisory vote on the frequency of advisory approval of the compensation of our named executive officers. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering how frequently to hold future votes on executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Are there other matters to be voted on at the meeting?

As of the date of this Proxy Statement, our Board does not know of any matters which may come before the Annual Meeting, other than the matters described in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

How does the Board recommend I vote?

The Board recommends you vote:

•	FOR election of all of the nominees for director;

•	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2013;

•	FOR the advisory approval of the compensation of our named executive officers disclosed in this Proxy Statement; and

•	FOR “One Year” with regard to the advisory vote on the frequency of advisory approval of the compensation of our named executive officers.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be borne by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 6, 2013:

The Company’s Proxy Statement and 2012 Annual Report on Form 10-K are filed with the Securities and Exchange Commission and are available on the Company’s website at www.diversifiedrestauranholdings.com.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to own beneficially more than 5% of our outstanding shares of common stock as of April 26, 2013. The title of the class of shares for all owners is $0.0001 par value common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned (1)
T. Michael Ansley 27680 Franklin Road Southfield, MI 48034	13,314,600(2)	53.1%
Thomas D. Ansley 27680 Franklin Road Southfield, MI 48034	1,356,500(3)	5.4%

(1)           The percentages shown are based on the [25,019,525] shares of our common stock outstanding as of April 26, 2013, plus the number of shares that the named person or group has the right to acquire within 60 days of April 26, 2013. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares that the person or group has the right to acquire within 60 days after April 26, 2013 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(2)           This includes 11,113,600 shares currently owned directly by Mr. Ansley, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts (the beneficial ownership of which he disclaims), options exercisable within 60 days of April 26, 2013 to purchase 50,000 shares at an exercise price of $2.50 per share, 37,500 shares of restricted stock, and 2,104,500 shares which Mr. Ansley has discretion to vote pursuant to the Amended and Restated Voting Agreement with Thomas D. Ansley and Mark Ansley.

(3)           Pursuant to the Amended and Restated Voting Agreement, Mr. Ansley has granted T. Michael Ansley an irrevocable proxy to vote all of these shares, in his sole discretion.

The following table presents information regarding the beneficial ownership of our common stock, as of April 26, 2013, by each of our directors, each of whom is also a nominee for re-election as a director, our executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned(1)
T. Michael Ansley°	13,314,600(2)	53.1%

David G. Burke°	87,510(3)	*

Jason T. Curtis	912,500(4)	3.7%

Ioana Ben-Ezra	25,575(5)	*

Jay A. Dusenberry°	50,000(6)	*

Philip Friedman°	20,000(7)	*

David Ligotti°	250,000(8)	1.0%

Joseph M. Nowicki°	20,000(9)	*

Gregory J. Stevens°	272,929(10)	1.1%

Officers and All Directors As a Group (9 persons)	14, 953,114(11)	59.1%

* Less than one percent
° Existing member of the Board

(1)           The percentages shown are based on the [25,019,525] shares of our common stock outstanding as of April 26, 2013, plus the number of shares that the named person or group has the right to acquire within 60 days of April 26, 2013. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares that the person or group has the right to acquire within 60 days after April 26, 2013 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(2)           This includes 11,113,600 shares currently owned directly by Mr. Ansley, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts (the beneficial ownership of which he disclaims), options exercisable within 60 days of April 26, 2013 to purchase 50,000 shares at an exercise price of $2.50 per share, 37,500 shares of restricted stock and 2,104,500 shares which Mr. Ansley has discretion to vote pursuant to the Amended and Restated Voting Agreement with Thomas D. Ansley and Mark Ansley.

(3) This includes 10 shares currently owned directly by Mr. Burke, 37,500 shares of restricted stock, and options exercisable within 60 days of April 26, 2013 to purchase 50,000 shares at an exercise price of $2.50 per share

(4) This includes 900,000 shares currently owned directly by Mr. Curtis and 12,500 shares of restricted stock.

(5) This includes 13,200 shares currently owned directly by Ms. Ben-Ezra, 500 shares indirectly owned as custodian for her children’s UGMA accounts, and 11,875 shares of restricted stock.

(6) This includes 6,000 shares currently owned directly by Mr. Dusenberry and options exercisable within 60 days of April 26, 2013 to purchase 44,000 shares at an exercise price of $2.50 per share.

(7) This includes options exercisable by Mr. Friedman within 60 days of April 26, 2013 to purchase 20,000 shares at an exercise price of $2.50 per share.

(8) This includes 200,000 shares currently owned directly by Mr. Ligotti and options exercisable within 60 days of April 26, 2013 to purchase 50,000 shares at an exercise price of $2.50 per share.

(9) This includes options exercisable by Mr. Nowicki within 60 days of April 26, 2013 to purchase 20,000 shares at an exercise price of $2.50 per share.

(10) This includes 222,929 shares currently owned directly by Mr. Stevens and options exercisable within 60 days of April 26, 2013 to purchase 50,000 shares at an exercise price of $2.50 per share.

(11) This includes 284,000 shares that such persons have the right to acquire within 60 days of April 26, 2013 pursuant to stock options.

FIRST PROPOSAL—ELECTION OF DIRECTORS

Our Board members are elected annually to serve one-year terms or until their earlier death, resignation or removal.  The Board currently consists of seven members: T. Michael Ansley, David G. Burke, Jay Alan Dusenberry, Philip Friedman, David Ligotti, Joseph M. Nowicki, and Gregory J. Stevens.  Each of these individuals has been nominated, and is seeking approval, to serve as a director until the annual meeting of stockholders in fiscal year 2014 or until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

Each of the above nominees has been recommended by the independent members of the Board and nominated by the Board.  Each nominee has consented to serve as a director of the Company, if elected.  If, at the time of the Annual Meeting, any of the nominees are unable or decline to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board.  The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

The Board recommends that the stockholders vote FOR the election of the nominees named above as directors of the Company.

Information About Director Nominees and Executive Officers

Information about our director nominees and executive officers is set forth below. There are no family relationships among any of our directors, nominees for director and executive officers.

Name, Age, and Position with the Company	Has Served As Director Since
Directors Who Are Both Currently Serving and Nominees for Election
T. Michael Ansley, 42, Director, Chairman of the Board, President and Chief Executive Officer	2006
David G. Burke, 41, Director, Chief Financial Officer, Treasurer	2006
Jay Alan Dusenberry, 41, Director	2006
Philip Friedman, 66, Director David Ligotti, 55, Director	2011 2006
Joseph M. Nowicki, 51, Director Gregory J. Stevens, 42, Director	2010 2006
Executive Officers (Who Are Not Also Directors)
Jason Curtis, 32, Chief Operating Officer Ioana Ben-Ezra, 37, Chief Compliance Officer, Corporate Controller, and Secretary

Our executive officers are generally appointed each year at the annual meeting of our Board. Their terms of office are at the discretion of our Board.

The factual information below for each director, nominee for election as a director and for each executive officer has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board to conclude that each should serve on our Board, in light of our business and structure, was determined by our Board or independent members of the Board.

T. Michael Ansley has served as our President, Chief Executive Officer, and Chairman of the Board since our inception in 2006.  Mr. Ansley serves in similar roles for our wholly-owned subsidiaries AMC Group, Inc., AMC Wings, Inc., and AMC Burgers, Inc.  The Company’s roots can be traced back to 1999 when Mr. Ansley opened his first Buffalo Wild Wings (“BWW”) franchise in Sterling Heights, Michigan. Mr. Ansley received a Bachelor of Science degree in business administration from the University of Dayton and currently serves on the Board of Directors of the Michigan Restaurant Association and Children’s Leukemia Foundation of Michigan.

We believe Mr. Ansley is qualified to serve as a director of the Company due to his extensive experience in restaurant management, operations, and development as well as his demonstrated business leadership abilities and long history with the Company as its founder.

David G. Burke has served as Chief Financial Officer and Treasurer of the Company since March 22, 2010, and has been a member of the Board since our inception.  Mr. Burke previously served as Secretary, a member of the Audit Committee, and as Audit Committee Chairman. Prior to joining the Company, Mr. Burke was employed by Federal-Mogul Corporation, a leading global supplier of powertrain and safety technologies serving the world’s foremost original equipment manufacturers and the worldwide aftermarket, where he held roles of increasing responsibility in finance, marketing, and corporate development.  Mr. Burke earned a Bachelor of Science degree in mechanical engineering from the University of Dayton and a Master of Business Administration, with a concentration in finance, from the University of Michigan - Ross School of Business.

We believe Mr. Burke is qualified to serve as a director due to his strong leadership, business acumen, and analytical skills, including a unique proficiency with regard to financial modeling and market analysis.  Mr. Burke honed his skill set through eight years of experience with a $7.0 billion global public corporation, while handling special projects for executive management, such as business development through acquisition, labor cost-reduction initiatives, strategic planning and supply chain management.

Jay Alan Dusenberry has been a member of the Board since our inception.  Mr. Dusenberry served as the Treasurer from our inception to March 22, 2010, at which time he relinquished the role of Treasurer.  Mr. Dusenberry has also been a member of the Audit Committee since its inception in 2007.  He received a Bachelor of Science degree in finance from the University of Dayton and a Master of Business Administration degree from the University of Detroit Mercy.

We believe Mr. Dusenberry is qualified to serve as a director due to his 17 years of experience in business leadership positions, including experience as a financial analyst for a health care system and senior administrative roles as a plant manager, director, and vice president in the automotive manufacturing industry.

Philip Friedman was appointed to the Board on March 10, 2011.  Mr. Friedman served as Chairman, Chief Executive Officer, and President of McAlister’s Corporation, a quick-casual restaurant concept, from 1999 through July 2010.  Currently, Mr. Friedman is Chief Executive Officer of Salsarita’s Fresh Cantina restaurant chain and is a Founding Member of Il ‘Pioppo, LLC, importers of organic Italian wines.  Mr. Friedman is also President of Friedman & Associates, a strategic planning and management consulting company he founded in 1986.  Mr. Friedman serves on the Boards of the National Restaurant Association and the Mississippi Restaurant Association.  He is a member of the Culinary Institute of America’s Society of Fellows and the National Association of Corporate Directors.

 We believe Mr. Friedman is qualified to serve as a director because of his extensive franchise and chain restaurant expertise.  This expertise is particularly relevant to our business as a franchisee of BWW and an owner, operator, and franchisor of Bagger Dave’s.

David Ligotti has been a member of the Board since our inception.  Mr. Ligotti owns and operates Oakwood Business Services, LLC (“Oakwood”), an accounting, tax, and consulting firm located in Ann Arbor, Michigan.  Mr. Ligotti received a Bachelor of Arts degree in political science from Kalamazoo College, a Masters of Business Administration degree, with a major in accounting, from the University of Michigan, and a Master of Science in Taxation degree from Walsh College.

We believe Mr. Ligotti is qualified to serve as a director, as he has been a CPA for nearly 30 years and has 25 years of experience in restaurant finance, technology, operation, administration, and accounting.

Joseph M. Nowicki was elected to the Board at the 2010 annual meeting of stockholders.   Mr. Nowicki is the Executive Vice President and Chief Financial Officer of Beacon Roofing Supply (“BECN”), a NASDAQ-listed company, a position he assumed on March 25, 2013.  At BECN, Mr. Nowicki is responsible for the oversight of finance, information technology and investor relations.  Mr. Nowicki served as the Chief Financial Officer of Spartan Motors, Inc. (SPAR), a NASDAQ-listed specialty vehicle manufacturer based in Charlotte, Michigan from June 30, 2009 to March 22, 2013.   Previously, Mr. Nowicki spent approximately 17 years with the Michigan-based furniture manufacturer, Herman Miller, Inc., where he served as Treasurer and as a member of Herman Miller’s key leadership team, managing all treasury activities for the company including establishing the overall capital and debt structure, overseeing the pension and investment strategy, and leading investor relations activities.  Before joining Herman Miller, he held several operations and finance positions, including working for IBM and General Motors, and spent several years in public accounting.  Mr. Nowicki received a Master of Business Administration from the University of Michigan - Ross School of Business.

We believe Mr. Nowicki is qualified to serve as a director of the Company due to his extensive public company experience and specialized accounting, finance and capital markets expertise.

Gregory J. Stevens has been a member of the Board since our inception.  Mr. Stevens has been a Strategic Engineer and partner of Cold Heading Company, an automotive supplier of fasteners, located in Warren, Michigan, since 1992.  Mr. Stevens is currently a member of Desert Rock Enterprises, LLC, an investment company, located in Las Vegas, Nevada, an owner and director of Beachlawn, Inc., an industry-leading tier-one automotive supplier, and a director of Ajax Metal Processing, Inc., a leading industrial steel parts heat treating and plating company, located in Warren, Michigan.  Mr. Stevens received a Bachelor of Science degree in engineering from the University of Dayton.

We believe Mr. Stevens is qualified to serve as a director because of his analytical engineering background, ownership of multiple successful businesses, diverse background in operating all facets of a business, and his prior experience with cash flow management.

Jason Curtis is our Chief Operating Officer, a position he assumed at our inception in 2006.  Beginning in 2000, Mr. Curtis worked in positions of increasing responsibility in the restaurant industry, starting at the ground level in the kitchen of a BWW restaurant that is now owned by the Company.  In 2002, he became Chief Operating Officer of AMC Group, LLC, the predecessor to AMC Group, Inc.  AMC Group, Inc. is now a wholly-owned subsidiary of DRH.  Mr. Curtis plays an integral role in identifying and developing unit-level management and multi-unit supervisors to address our expansion plans.  Mr. Curtis serves on the BWW National Leadership Council, a position he was elected to by fellow franchisees within the BWW system and is a member of the Executive Board of the Children’s Leukemia Foundation of Michigan.

Ioana Ben-Ezra is our Chief Compliance Officer and Corporate Controller and is responsible for providing accurate public reporting to the Securities and Exchange Commission.  Prior to joining DRH, Ms. Ben-Ezra was responsible for leading large public and non-public audit engagements during her seven-year tenure at Deloitte LLP, where she managed a diverse portfolio of clients, including clients in the manufacturing, retail, automotive, and telecommunications industries. She has experience in all aspects of financial forecasting/budgeting, accounting, and internal controls.  Ms. Ben-Ezra holds a Bachelor of Science degree in Accounting from Walsh College, located in Troy, Michigan.

CORPORATE GOVERNANCE

Director Independence

We employ the NASDAQ Stock Market’s standards for determining the independence of directors.  Under these standards, an independent director means a person other than an executive officer or one of our team members or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

For purposes of the NASDAQ Stock Market’s independence standards, the term “family member” means a person’s spouse, parents, children, and siblings, whether by blood, marriage, or adoption, or anyone residing in such person’s home.

The Board has assessed the independence of each non-employee director under the NASDAQ Stock Market’s independence standards set forth above and believes that Messrs. Jay Alan Dusenberry, Philip Friedman, Joseph M. Nowicki and Gregory J. Stevens qualify as independent directors.  In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The other directors would not qualify as independent due to their employment by us or due to their receipt of certain fees or compensation from us.

Board Meetings

During 2012, our Board of Directors held a total of 13 meetings. During 2012, each director attended at least 75% of the total number of meetings of our Board and its committees on which he or she then served, except Jay Alan Dusenberry, who attended 66.7% of the total number of meetings of our Board and its committees on which he served.

Board Committees

Our Board has, and appoints members to, two standing committees: the Audit Committee and the Compensation Committee. The membership of these committees, as of April 26, 2013, was as follows:

Audit Committee	Compensation Committee

Joseph M. Nowicki*	Gregory J. Stevens*
Jay Alan Dusenberry	Jay Alan Dusenberry
Philip Friedman	Philip Friedman

_______________
*Committee chairman

Each of these committees has a written charter that has been approved by our Board and is available on the investor relations section of our website, www.diversifiedrestaurandholdings.com.

Audit Committee

Our Audit Committee is solely responsible for appointing and reviewing fee arrangements with our independent accountants and approving any non-audit services by our independent accountants.  Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent accountants.  The Audit Committee is also responsible for overseeing our compliance with legal and regulatory requirements, including our disclosure controls and procedures. Our Audit Committee currently consists of Messrs. Joseph M. Nowicki, Jay Alan Dusenberry, and Philip Friedman.  Our Board has determined that each of the members of the Audit Committee meets the criteria for independence under the standards of the NASDAQ Stock Market.

We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements.  The Audit Committee met four times during 2012; each member attended at least 75% of the total number of meetings except Jay Alan Dusenberry, who attended 50% of the total number of meetings of the Audit Committee.  Our Board has determined that Mr. Nowicki is an audit committee financial expert as defined in Item 401 of Regulation S-K.

Disclosure Controls, Governance and Nominating Committee

On September 25, 2012, the Board voted to eliminate the Company’s Disclosure Controls, Governance, and Nominating Committee.  The Board determined that the functions formerly performed by the committee were better suited to participation of the full Board.  These functions are to: (i) ensure that all disclosures made by the Company to its stockholders or the investment community fairly present the Company’s financial condition and the results of operations in all material respects and that such disclosures are accurate, complete, and timely made as required by applicable laws and any applicable stock exchange requirements; (ii) advise and make recommendations to the Board with respect to corporate governance principles and practices; and (iii) recommend qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the annual meetings and candidates to fill vacancies occurring between annual meetings.

The former Disclosure Controls, Governance, and Nominating Committee consisted of Messrs. T. Michael Ansley, David G. Burke, and Gregory J. Stevens.  The Disclosure Controls, Governance, and Nominating Committee met once during fiscal year 2011 and all members of the committee were present at that meeting.  Prior to September 25, 2012, the Disclosure Controls, Governance, and Nominating Committee met three times during fiscal year 2012, in conjunction with Board of Directors meetings, and all members of the committee were present at those meetings.

The Disclosure Controls, Governance, and Nominating Committee and Board of Directors have used an informal process to identify potential candidates for nomination as directors.  Candidates for nomination have been recommended by an executive officer or director and considered by the Disclosure Controls, Governance, and Nominating Committee and the Board.  Generally, candidates have been persons who have been known to one or more of our Board members.  The Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director.  In evaluating candidates for nomination, the Board of Directors will consider the factors it believes to be appropriate.  These factors generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our stockholders.  We do not have a specific policy relating to the consideration of diversity in identifying director candidates.  However, the Board considers the diversity of our Board when identifying director candidates.  The amount of consideration given to diversity varies with the Board’s determination of whether the Company would benefit from expanding the Board’s diversity in a particular area.  We believe this policy has been effective in identifying candidates with the diverse business experience necessary to lead our growing Company.

Although the Board has the authority to retain a search firm to assist it in identifying director candidates, there has, to date, been no need to employ a search firm. The Board does not evaluate potential nominees for director differently based on whether they are recommended by a stockholder.

The Board of Directors adopted Amended and Restated Bylaws of the Company at its meeting on August 23, 2012.  These amendments were disclosed in our Form 8-K filed with the Securities and Exchange Commission on August 29, 2012.  The revisions to the Bylaws included the addition of provisions regarding the procedures by which stockholders may nominate candidates for election to the Board of Directors.  To nominate a candidate for election to the Board of Directors, a stockholder of record must (i) provide a written notice of nomination to the Secretary of the Company, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, or (ii) in the case of the nomination of a person for election to the Board of Directors at a special meeting of stockholders, no earlier than one hundred and twenty (120) days prior to and no less than the later of (a) ninety (90) days prior to such special meeting or (b) the tenth day following the day on which the notice of such special meeting is provided, with certain limited exceptions spelled out in the Bylaws.   The notice of nomination must set forth (i) the name and record address of the stockholder proposing to make nominations, as they appear on the Company’s books, (ii) the class and number of shares of stock held of record and beneficially owned by such stockholder and/or such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) all information regarding each stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the written consent of each stockholder nominee to being named in a proxy statement as a nominee and to serve if elected, and (v) all other information that would be required to be filed with the Securities and Exchange Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act.  The Company may require any stockholder nominee to furnish such other information as it may reasonably require in order to determine the eligibility of the stockholder nominee to serve as a director of the Company.  The person presiding over the meeting may, if the facts warrant, disregard any proposed nomination of a stockholder nominee that was not made in accordance with the foregoing procedures.

Compensation Committee

Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, and making recommendations to our Board regarding these matters. Our Compensation Committee currently consists of Messrs. Jay Alan Dusenberry, Gregory J. Stevens, and Philip Friedman.  The Compensation Committee met five times during 2012; each member attended at least 75% of the total number of meetings.

The Compensation Committee’s responsibilities and authority include:

•	Reviewing and approving the goals and objectives relating to the compensation of the Company’s executive officers, and may recommend them to the Board for approval.

•
Determining, or recommending to the Board for determination, all elements of compensation for executive officers of the Company.  Elements of compensation may include, among other items, (a) annual base salary, (b) annual cash incentive compensation, (c) cash and equity based long-term incentive compensation, (d) employment agreements, severance arrangements and change in control agreements or provisions, (e) deferred compensation and retirement plans, (f) health, disability and life insurance, and (g) special or supplemental benefits.

•	Evaluating, at least annually, the performance of the Company’s executive officers.

The Compensation Committee has the authority to delegate appropriate matters to subcommittees as the Compensation Committee may determine in its discretion. The Compensation Committee also has the authority to retain compensation consultants, outside counsel, and other internal or external advisors to assist it in fulfilling its responsibilities, and to approve the related fees and retention terms, as it may deem appropriate in its discretion. The Compensation Committee retained and paid fees to a compensation consultant in fiscal year 2012.

Board Leadership Structure

Our Board is led by T. Michael Ansley, our Chairman of the Board, President and Chief Executive Officer. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face and are in the best position to evaluate our needs and how best to organize the capabilities of directors and senior officers to meet those needs. The Board believes that the most effective leadership structure for us, at this time, is for Mr. Ansley to serve as both Chairman of the Board and Chief Executive Officer.

Mr. Ansley was our founding President and Chief Executive Officer and has been our Chairman of the Board and Chief Executive Officer since our inception.  As such, the Board believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board.  Mr. Ansley was one of the key individuals behind our formation and his leadership was instrumental in the drafting and implementation of our strategic plan, as well as our mission and vision statements.  Mr. Ansley’s leadership, in both his Chairman of the Board and Chief Executive Officer roles, continues to ensure that we remain dedicated to and focused on our mission. Our Board believes that his dedication and focus is particularly important to ensure that we continue to differentiate ourselves from our competition, keeping us well poised for future market expansion. Our Board believes that we and our stockholders can be best served by leaving these roles combined.

Our Bylaws authorize our Board to establish an executive committee that may act on behalf of the Board in all matters except the declaration of dividends or undertaking major change transactions such as a merger or sale of substantially all of the assets of the Company.  However, at this time, our Board has not designated an executive committee.  Instead, our Board accomplishes most of its corporate governance role, including new director and succession planning, either acting as an entire Board or, as appropriate, through its Audit Committee and Compensation Committee, which are chartered to undertake significant activities as described above.  The Board does not have a lead independent director and does not believe that designating a lead independent director would be necessary or helpful at this time.

Board Role in Risk Oversight

Our Board oversees our risk management in cooperation with the Company’s management.  The Board and management regularly assess and communicate regarding risks confronting the Company, including transaction-specific risks, macroeconomic trends, industry developments, and risk factors unique to our business.  The members of the Audit Committee also discuss various financial reporting and accounting risk factors with our external accounting and consulting firm, Oakwood.

Communications with the Board

Our Board believes that full and open communication between stockholders and members of our Board is in our best interest and the best interests of our stockholders.  Stockholders can contact any director or committee of the Board by writing to the Chairman of the Audit Committee, 27680 Franklin Road, Southfield, Michigan 48034.  The Chairman of the Audit Committee will determine the extent to which such stockholder communications should be disseminated to other members and will address the communication with the inquiring stockholders as appropriate.

Director Attendance at the Annual Meeting

Our Board does not have a policy requiring directors to attend annual meetings of stockholders.  However, we believe that the Annual Meeting provides an opportunity for stockholders to communicate with directors and have requested that all directors make every effort to attend the Company’s Annual Meeting.  We make every effort to schedule our Annual Meeting at a time and date to maximize attendance by directors, taking into account the directors’ schedules.  Six of our seven Board members attended our 2012 Annual Meeting.

Code of Business Conduct and Ethics

We have adopted a corporate code of ethics.  We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  A copy of our corporate code of ethics may be obtained, without charge, upon written request to: Secretary, 27680 Franklin Road, Southfield, Michigan 48034.  The code of ethics may be reviewed on our website at http://www.diversifiedrestaurantholdings.com/phoenix.zhtml?c=223780&p=irol-govhighlights.

A copy of our code of ethics was filed as Exhibit 14 to our Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.  These filings may be viewed online at www.sec.gov.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent as such independence for Audit Committee members is defined in the NASDAQ listing standards and the rules of the Securities and Exchange Commission.  The Audit Committee’s primary purpose is to assist the Board in overseeing the accounting and financial reporting process, audits of financial statements, internal accounting and disclosure controls, and the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee regarding any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2012, BDO USA, LLP (“BDO”), was responsible for auditing the Company’s annual financial statements and for reviewing its unaudited quarterly financial statements.

 The Audit Committee reviewed with BDO the overall scope and plan of the audit. In addition, the Audit Committee met with BDO, with and without management present, to discuss the results of BDO’s audit, its evaluation of the Company’s internal control over financial reporting, the overall quality of the Company’s financial reporting, and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board. The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee has discussed with BDO that firm’s independence from management, and the Company and has received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit-related and tax services with BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 30, 2012 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 30, 2012 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Joseph M. Nowicki, Chairman
Jay Alan Dusenberry
Philip Friedman

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Table

The following table summarizes compensation earned by or paid to our principal executive officer and our other executive officers for our last two completed fiscal years. No other executive officer received total annual salary and bonus equal to or in excess of $100,000 during those periods.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
T. Michael Ansley	2012	185,000	35,000						220,000
President and Chief Executive Officer	2011	180,000	30,000						210,000
David G. Burke	2012	175,000	30,000						205,000
Chief Financial Officer	2011	170,000	25,000	125,000					320,000
Jason T. Curtis	2012	160,000	25,000						185,000
Chief Operating Officer	2011	120,000	20,000						140,000

Base Salary and Bonus

Consistent with our objective of attracting and retaining highly qualified and experienced employees, we establish base salary ranges for our executive officers that are intended to be competitive for comparable positions. Base salary data for comparable industry positions are reviewed annually from survey data obtained from the Chain Restaurant Executive Compensation Report prepared by HVS Executive Search and Nations Restaurant News and other pertinent sources.  Annual salary increases are tied to objective performance-based criteria established by the Compensation Committee.

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T. Michael Ansley	30,000	0	0		7/30/13			0	0
	20,000	10,000	0	2.50	7/30/16	0	0	0	0
David G. Burke	30,000	0	0		7/30/13			0	0
	20,000	10,000	0	2.50	7/30/16	16,667	83,333	0	0

(1)	Each of the options vest at a rate of 10,000 shares per year, on the anniversary of the grant date, over a three-year period.

Directors and Compensation

The table below provides information regarding the compensation of our directors for our fiscal year ending December 30, 2012.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jay Alan Dusenberry	0	0	0	0	0	0	0
Philip Friedman	18,000	0	0	0	0	0	18,000
David Ligotti	0	0	0	0	0	0	0
Joseph M. Nowicki	18,000	0	0	0	0	0	18,000
Gregory J. Stevens	0	0	0	0	0	0	0

(1)
Compensation information for T. Michael Ansley, President and Chief Executive Officer, and David G. Burke, Chief Financial Officer, is fully reflected in the Summary Compensation Table above and, as such, is not repeated here.

(2)
As of December 30, 2012, Messrs. Ansley, Burke, Ligotti, and Stevens had outstanding options to purchase 60,000 shares of the Company’s common stock, Mr. Dusenberry had outstanding options to purchase 54,000 shares of the Company’s common stock, and Messrs. Nowicki and Friedman each had outstanding options to purchase 30,000 shares of the Company’s common stock.

Long-Term Incentive Plans and Awards

During the 2011 fiscal year, the Company established the Stock Incentive Plan of 2011 (“Stock Incentive Plan”) to attract and retain directors, consultants, and employees and to more fully align their interests with the interests of the Company’s shareholders through the opportunity for increased stock ownership.  The plan permits the grant and award of 750,000 shares of common stock by way of stock options and/or restricted stock.  Stock options must be awarded at exercise prices at least equal to or greater than 100.0% of the fair market value of the shares on the date of grant.  The options will expire no later than 10 years from the date of grant, with vesting terms to be defined at grant date, ranging from a vesting schedule based on performance to a vesting schedule that extends over a period of time as selected by the Compensation Committee or other committee as determined by the Board.  The Compensation Committee also determines the grant, issuance, retention, and vesting timing and conditions of awards of restricted stock.  The Committee may place limitations, such as continued employment, passage of time, and/or performance measures, on restricted stock.  Awards of restricted stock may not provide for vesting or settlement in full of restricted stock over a period of less than one year from the date the award is made.  The Stock Incentive Plan was approved by our shareholders on May 26, 2011.

 On July 18, 2011, the Compensation Committee awarded Chief Financial Officer David G. Burke 25,000 shares of restricted stock under the Stock Incentive Plan.  The shares vest in equal annual installments over a three year period and will be fully vested after July 18, 2014.  The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan.

On March 19, 2013, the Compensation Committee awarded to T. Michael Ansley, David G. Burke, and Jason T. Curtis 37,500, 12,500, and 12,500, respectively, shares of restricted stock under the Stock Incentive Plan.  The shares cliff vest on March 19, 2016.  The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan.

Compensation of Directors

On July 31, 2010, each member of the Board then serving was granted options to purchase up to 30,000 shares of our common stock in return for their services as directors. Under the terms of the stock option agreements, they received the option to purchase 10,000 shares in each of the first three years of their terms as directors. If they resign their position during that period, their options will not vest. Once vested, the options will allow the directors to purchase our common stock at an exercise price of $2.50 per share. The options will expire six years from the date of grant.

On March 10, 2011, in connection with his appointment to the Board, Philip Friedman was granted options to purchase 30,000 shares on the same terms as the options issued in July 2010.

Effective March 1, 2011, the Company entered into a consulting agreement with P. Friedman & Associates, Inc., a business consultancy of which Mr. Philip Friedman, a member of the Company’s Board, is President and an equity owner.  The consulting agreement was for a term of one year and provided that P. Friedman & Associates would provide specialized consulting services to the Company in the areas of retail restaurant management, operation, and development.  The Company compensated P. Friedman and Associates $18,000 per annum, payable in 12 equal monthly installments, for its services during the term of the agreement.  Following expiration of the consulting agreement on March 1, 2012, the Board approved the payment of cash compensation to Mr. Friedman in consideration for his Board service in the amount of $1,500 per month.

Effective July 1, 2011, the Board approved the payment of cash compensation to Joseph M. Nowicki in consideration for his service as Audit Committee Chairman in the amount of $1,500 per month.

Performance Bonus Plan and Short-Term Bonus Plan

On March 7, 2013, the Board approved a Performance Bonus Plan (the “Bonus Plan”) which will be administered by the Compensation Committee. The Bonus Plan is designed to provide an incentive in the form of a cash bonus award to certain key executives of the Company. Under the terms of the Bonus Plan, each calendar year the Compensation Committee (or its designees) will determine within 90 days of January 1 the employees who will participate in the Bonus Plan and the performance goals that those employees must satisfy to earn the target award established by the Compensation Committee.

Performance goals are to be selected by the Compensation Committee based upon one or more of the following performance criteria: (i) financial results for the Company as a whole or as a business unit, such as net earnings or net income (before or after taxes), earnings per share, net revenues, gross revenues, net operating profit (before or after taxes), and earnings before or after taxes, interest, depreciation and/or amortization (EBITDA); and (ii) criteria related to restaurant growth (either in the aggregate or by type of restaurant). The Compensation Committee may also establish individual goals for an employee relating to his or her individual performance.

Target awards payable under the Bonus Plan are expressed as either a percentage of base salary or a fixed dollar amount. The Compensation Committee must establish in writing a formula for determining the percentage of the target award that may be payable based upon the level of attainment of the performance goals for the year. In establishing the formula, the Compensation Committee may assign different weights to the various performance criteria, and such weights may also differ from employee to employee.

On March 7, 2013, the Board also adopted a Short-Term Incentive Program for its 2013 fiscal year (the “Short-Term Plan”). The Short-Term Plan is designed to pay an annual cash bonus to members of the Company’s executive team, with such bonus to be based upon a combination of corporate financial goals (EBITDA and same store sales) and strategic/individual goals. Four named executive officers will participate in the Short-Term Plan: T. Michael Ansley, Chairman, President, and Chief Executive Officer; David G. Burke, Chief Financial Officer and Treasurer; Jason T. Curtis, Chief Operating Officer; and Ioana Ben-Ezra, Chief Compliance Officer and Controller. The 2013 target bonus for each of these named executive officers is $129,000, $80,000, $74,000, and $36,000, respectively.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with officers.  There are no compensation plans or arrangements, including payments to be made by the Company with respect to the officers, directors, employees or consultants of the Company, that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants with the Company. There are no arrangements for directors, officers, employees or consultants that would result from a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS

Certain Transactions

The following is a summary of transactions that occurred on or were in effect after December 27, 2010: (i) to which we have been a party; (ii) in which the amount involved exceeded $120,000; and (iii) in which any of our executive officers, directors or beneficial holders of more than 5.0% of our capital stock had or will have a direct or indirect material interest.

Accounting Services

David Ligotti is a member of our Board and the owner and operator of Oakwood, a provider of accounting and consulting services.  Oakwood provides accounting and business services to us and we paid Oakwood $357,404 for fiscal year 2012.  Fees paid during the years ended December 25, 2011 and December 26, 2010 were, respectively, $326,077 and $211,631.  Oakwood has provided these services since our inception.  We believe this relationship is on terms at least as favorable to us as could be obtained from an unrelated third party.

Repayment of Promissory Notes Related to Acquisition of Affiliated Restaurants

We issued promissory notes to T. Michael Ansley totaling $1.3 million for the purchase of his equity in the restaurants acquired by us in fiscal year 2010 in the Affiliates Acquisition.  During fiscal year 2011, we made principal payments totaling $198,955 and interest payments totaling $66,984 on these notes.  Effective April 2, 2012, as a result of a senior secured credit facility with RBS executed by the Company, this debt was paid off in its entirety.

Lease of and Acquisition of Restaurant Locations from Related Party

We lease the location for our Berkley Bagger Dave’s restaurant from TM Apple Company, LLC.  TM Apple is owned 51.0% by T. Michael Ansley, 39.0% by Steve Menker, and 10.0% by Jason T. Curtis.  The lease commenced on January 13, 2008 and runs for a term of 15 years, with renewal options for three additional five-year terms. T. Michael Ansley is the President, Chief Executive Officer, and Chairman of the Board of Directors and a principal stockholder of DRH.  Jason T. Curtis is the Chief Operating Officer and a principal stockholder of DRH.  Steven A. Menker is a stockholder of DRH.  The rental rate under the lease averages to $6,921 per month and total rent payments for fiscal year 2012 were $83,046.  We believe this lease is on terms at least as favorable to us as could be obtained from an unrelated third party.

In December 2012, we entered into a lease with DMM Group, LLC for the lease of the Detroit metropolitan Bagger Dave’s restaurant.  DMM Group is 100.0% owned by T. Michael Ansley.  The lease commenced on November 29, 2012 and the restaurant is scheduled to open in 2013.

On September 25, 2012, we acquired 100.0% of the membership interests in the Ansley Group for approximately $2.5 million.  As a result of this acquisition, we have acquired full ownership rights in the Clinton Township Property.  The Ansley Group was owned by T. Michael Ansley and Thomas D. Ansley.  T. Michael Ansley is the President, Chief Executive Officer, and Chairman of the Board of DRH and a principal stockholder of the Company.  Thomas D. Ansley is the father of T. Michael Ansley and a principal stockholder of DRH. The disinterested members of the Board concluded that the acquisition of the Ansley Group was completed on terms at least as favorable to the Company as could have been obtained through an arm’s-length transaction.

Credit Facility Guarantee

T. Michael Ansley, our Chief Executive Officer, President, and Chairman of the Board, personally guaranteed our senior secured credit facility with RBS Citizens, N.A. (“RBS”) dated September 25, 2012, which consisted of a $37.0 million term loan, a $10.0 million development line of credit, and a $1.0 million revolving line of credit (the “September 2012 Credit Facility”).  On April 15, 2013, we replaced the September 2012 Credit Facility by entering into an expanded Senior Secured Credit Facility (the “April 2013 Credit Facility”) with RBS and Wells Fargo Bank, N.A., as lenders, and RBS, as administrative agent for the lenders.  The April 2013 Credit Facility consists of a $46.0 million term loan, a $15.0 million development line of credit (expanded from $10 million under the September 2012 Credit Facility), and a $2 million revolving line of credit (expanded from $1.0 million under the September 2012 Facility).   Mr. Ansley also personally guaranteed the April 2013 Credit Facility.

 Indemnification Agreements

We expect to enter into indemnification agreements with each of our directors and executive officers.  Each indemnification agreement will provide that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Procedure for Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Audit Committee to review and approve or ratify related-party transactions with the Company. These transactions include transactions that must be disclosed under the rules of the Securities and Exchange Commission and in filings with the Securities and Exchange Commission.

Transactions that are deemed immaterial under Securities and Exchange Commission disclosure requirements are excluded from the review process.

Criteria for Audit Committee approval or ratification of related-party transactions include:

o	whether the transactions are on terms no less favorable to the Company than terms generally available from an unrelated third party;

o	the extent of the related party’s interest in the transaction;

o	whether the transaction would interfere with the performance of the officer’s or director’s duties to the Company;

o
in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under the NASDAQ Stock Market listing requirements; and

o	such other factors that the Audit Committee deems appropriate under the circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this section. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations received from our directors and officers, we believe that all reports required to be filed under Section 16(a) for fiscal year 2012 were timely filed with one exception.  The one exception concerns the grant of stock options to our director Philip Friedman. On March 10, 2011, in connection with his appointment to the Board, Philip Friedman was granted options to purchase 30,000 shares.  See “Compensation of Directors.”  Due to an inadvertent administrative error, these options were not disclosed on Form 4 when granted.  A corrective filing disclosing these options was made on April 2, 2013.

SECOND PROPOSAL—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Company’s Board has selected BDO USA, LLP to perform an audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 29, 2013, in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon.  The stockholders are being requested to ratify such selection at the Annual Meeting.  A representative of BDO USA, LLP will attend the Annual Meeting to make a statement or to respond to stockholder questions.

Changes in Certifying Accountants

The Audit Committee annually considers and determines the selection of independent public accountants. On April 13, 2011, the Audit Committee retained BDO USA, LLP, Certified Public Accountants (“BDO”) as its independent registered public accountant.  Also as of April 13, 2011, the Audit Committee dismissed Silberstein Ungar, PLLC, Certified Public Accountants (“SU”) as its independent registered public accountant.

The reports of SU on the Company’s consolidated financial statements for the years ended December 26, 2010 and December 27, 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended December 26, 2010 and December 27, 2009, and the subsequent interim period preceding the dismissal of SU, there were no disagreements with SU on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to SU’s satisfaction, would have caused it to make reference to the subject matter of any disagreement in connection with its reports.

The Company provided SU with a copy of the foregoing disclosures and requested that SU furnish the Company with a letter addressed to the Securities and Exchange Commission noting its agreement with the statements provided above. A copy of SU’s letter is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2011.

For the years ended  December 26, 2010 and December 27, 2009, and the subsequent interim period between December 27, 2010 and April 13, 2011, the date BDO was retained, neither the Company nor anyone acting on the Company’s behalf consulted BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Board recommends a vote to ratify the appointment of BDO USA, LLP.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2011 and 2012

The following table shows the fees for audit and other professional services provided to us by BDO USA, LLP in 2011 and 2012.

Services	Fees for the Year Ended
	December 30, 2012	December 25, 2011
Audit Fees (1)	$135,500	$90,500
Audit-Related Fees (2)	130,000	-
Tax Fees (3)	53,000	-
All Other Fees (4)	-	-

Total audit and non-audit fees	$318,500	$90,500

(1)           “Audit Fees” include the aggregate fees billed for professional services rendered for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q.

(2)           “Audit-Related Fees” consist of fees billed for professional services rendered related to the performance of the audit review that are not otherwise reported under Audit Fees.

(3)           “Tax Fees” consist of fees billed for professional services rendered in connection with tax compliance, tax advice and tax planning.

(4)           “All Other Fees” consist of fees billed for professional services rendered that are not otherwise reported above.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Company’s Audit Committee pre-approves all audit and non-audit services provided by the independent auditor prior to the engagement of the independent auditor with respect to such services. The Company’s independent auditor may be engaged to provide non-audit services only after the appointed auditor has first considered the proposed engagement and has determined, in each instance, that the proposed services are not prohibited by applicable regulations and that the auditor’s independence will not be materially impaired as a result of having provided these services.  In making this determination, the Audit Committee takes into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the auditor’s exercise of objective and impartial judgment on all issues encompassed within the auditor’s engagement would be materially impaired.  All services provided by the Company’s independent auditor in 2011 and 2012 were pre-approved by the Audit Committee or its Chairman in accordance with the Company’s policy.

THIRD PROPOSAL—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the executives of Diversified Restaurant Holdings, Inc., as disclosed in the Compensation of Executive Officers and Directors section of the Proxy Statement, the compensation tables, and the related disclosure contained in the Proxy Statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2012 is reasonable, appropriate and justified by the Company’s performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in this Proxy Statement.  Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

FOURTH PROPOSAL—ADVISORY VOTE ON THE FREQUENCY OF ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking shareholders to vote, in an advisory manner, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers, such as Proposal No. 3 immediately above.  This advisory vote on frequency is required pursuant to Section 14A of the Exchange Act.  By voting on this Proposal No. 4, shareholders may indicate whether they would prefer holding an advisory vote on executive compensation every one, two or three years.  Shareholders who have no preference may also abstain from voting.

The appropriate frequency of an advisory vote on executive compensation is the subject of diverging opinions and views, and we believe there is reasonable basis for each of the three options.  Less frequency would encourage a more long-term, rather than short-term, analysis of our executive compensation programs and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year.  On the other hand, greater frequency provides shareholders the opportunity to react promptly to emerging trends in compensation and gives the Board of Directors and the Compensation Committee the opportunity to evaluate individual compensation decisions and compensation program changes each year in light of timely feedback from shareholders.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time.  We understand that our shareholders may have different views as to what is the best approach for the Company and we look forward to hearing from you on this proposal.

Although the shareholders’ vote is advisory and is not binding on the Board of Directors, the Board of Directors will take into account the outcome of the vote when considering how frequently to hold “say-on-pay” votes.  Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to alter the frequency of advisory votes and may vary its practice based on such factors as discussions with shareholders and the adoption of material changes to compensation programs.  As required by the law as currently in effect, the Board will put the frequency issue before the shareholders for a new advisory vote at least once every six years.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any stockholder of the Company wishing to submit a proposal for action at the Company’s 2014 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must provide a written copy of the proposal to the management of the Company at its principal executive offices no later than January 7, 2014 and must otherwise comply with the rules and regulations of the Securities and Exchange Commission applicable to stockholder proposals.

A stockholder who intends to present a proposal for the 2014 annual meeting of stockholders, other than pursuant to Rule 14a-8 under the Exchange Act, must provide us with notice of such intention by March 22, 2014, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2014 annual meeting with respect to any such proposal without discussion of the matter in our Proxy Statement. A stockholder intending to present a proposal for the 2014 annual meeting of stockholders must also comply with the advance notice and other requirements set forth in our Bylaws.

ANNUAL REPORT

The Company’s 2012 Annual Report, which includes financial statements, is being mailed to the Company’s stockholders with this Proxy Statement.  The Annual Report is not part of the proxy soliciting material.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting for action by stockholders.  If any other matters requiring a vote of the stockholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

The Company will pay the cost of soliciting proxies.  In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, email or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of common stock and will reimburse them for their reasonable expenses in so doing.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by stockholders who are present.  If you cannot be present in person, you are requested to promptly complete, sign, date and return the enclosed proxy.  An envelope has been provided for your convenience.

Diversified Restaurant Holdings, Inc.
ATTN: David G. Burke
27680 Franklin Road
Southfield, Michigan 48034

VOTE BY MAIL
Mark, sign and date your proxy and return it in the pre-addressed envelope we have provided. Please do not forget to include proper postage.

Keep this Portion for your Records

Detach and Return this Portion Only

To Vote, mark blocks below in blue or black ink as follows:

DIVERSIFIED RESTAURANT HOLDINGS, INC.
The Board of Directors recommends that you vote FOR all nominees listed, FOR proposals 2 and 3, and "1 Year" on proposal 4.

	For All	Withhold All	For all Except	
1. Election of Directors	☐	☐	☐	To withhold authority for any individual nominee(s), mark "For All Except" and write the number of the nominee(s) on the lines below:

Nominees: (1) T. Michael Ansley (2) David G. Burke (3) Jay Alan Dusenberry (4) Philip Friedman (5) David Ligotti (6) Joseph M. Nowicki (7) Gregory J. Stevens

	For	Against	Abstain
3: Advisory approval of the compensation of our named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4: Advisory vote on the frequency of advisory approval of the compensation of our named executive officers	☐	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature (Please sign within box)		Date		Signature (Joint Owners)	Date
Printed Name (please print below)				Printed Name (please print below)

DIVERSIFIED RESTAURANT HOLDINGS, INC.
Proxy to be Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on June 6, 2013

The undersigned hereby appoints T. Michael Ansley and David G. Burke, and each of them, with power of substitution in each, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote all of the shares of Diversified Restaurant Holdings, Inc. common stock of the undersigned at the annual meeting of stockholders of Diversified Restaurant Holdings, Inc. to be held on June 6, 2013, and at any adjournments or postponements of the meeting, with all powers which the undersigned would have if present at the meeting.

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors, FOR the ratification of the independent registered public accounting firm, FOR the advisory approval of the compensation of our named executive officers, FOR "One Year" with regard to the advisory vote on the frequency of advisory approval of the compensation of our named executive officers, and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

Address Changes/Comments: ____

____

____

____

(if you noted any Address Changes/Comments above, please mark correspondence box on the reverse side.)

Continued and to be signed on reverse side